As filed with the Securities and Exchange Commission on January 19, 2006

Registration No. 333-124008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT ON

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 West Street

New York, NY 10007

(212) 395-2121

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)

MCI, Inc. Deferred Stock Unit Plan

(Full title of the Plan)

Marianne Drost, Esq.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.

140 West Street

New York, NY 10007

(212) 395-2121

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Jeffrey J. Rosen, Esq.

William D. Regner, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

This Post-Effective Amendment No. 1 to Form S-4 Registration Statement covers 215,000 shares of the registrant’s common stock that were previously registered on the Form S-4 (File No. 333-124008). The registration fee in respect of such shares of common stock was previously paid

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-4 allocates 215,000 shares of common stock of Verizon Communications Inc. (“Verizon”) that were previously registered on Form S-4 to be issued pursuant to awards granted prior to the merger of MCI, Inc. (“MCI”) into a wholly owned subsidiary of Verizon on January 6, 2006 under the MCI, Inc. Deferred Stock Unit Plan (the “MCI Plan”). The MCI Plan was assumed by Verizon in connection with the Agreement and Plan of Merger, dated as of February 14, 2005, as amended as of March 4, 2005, March 29, 2005 and May 1, 2005, among Verizon, Eli Acquisition, LLC and MCI.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This registration statement incorporates by reference the documents listed below that Verizon has previously filed or will file with the SEC (File No. 1-8606). They contain important information about Verizon, its financial condition and other matters:

a.	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 14, 2005;

b.	all reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered in the Annual Report referred to in (a) above; and

c.	the description of the registrant’s common stock contained in the registration statement on Form S-3, File No. 333-109028.

All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Copies of the above documents (excluding exhibits) may be obtained without charge upon written request directed to Investor Relations, Verizon Communications Inc., One Verizon Way, Basking Ridge, New Jersey 07920.

Experts

The consolidated financial statements of Verizon incorporated by reference in Verizon’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Verizon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports therein, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

The validity of the shares of Verizon common stock to be issued in connection with this registration statement will be passed upon for Verizon by William P. Barr, its Executive Vice President and General Counsel. As of December 31, 2005, Mr. Barr was the beneficial owner of approximately 13,447 shares of Verizon common stock and had options to purchase an aggregate of 1,435,700 shares of Verizon Common Stock which are exercisable currently or within the next 60 days.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

As permitted by the Delaware General Corporation Law, Verizon’s restated certificate of incorporation provides that Verizon will indemnify certain representatives against reasonable expenses, judgments, fines and amounts paid in settlement actually incurred by the representative in connection with a proceeding to which the indemnified person was a party because he or she was or is an authorized representative of Verizon.

Verizon’s restated certificate of incorporation permits the advancement of expenses to an indemnified party, subject to Verizon’s right to recover the advanced amount under certain circumstances.

Verizon maintains liability insurance for the benefit of the directors and officers against certain liabilities which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon. See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page II-7.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 19th day of January, 2006.

VERIZON COMMUNICATIONS INC.

By:	/s/ Thomas A. Bartlett
Name:	Thomas A. Bartlett
Title:	Senior Vice President and Controller

POWER OF ATTORNEY

Each person whose signature appears below constitutes and hereby appoints Ivan G. Seidenberg, Doreen A. Toben, David H. Benson and Thomas A. Bartlett, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on this the 19th day of January, 2006.

*
Ivan G. Seidenberg Chairman of the Board and Chief Executive Officer

*
James R. Barker Director

*
Richard L. Carrión Director

*
Robert W. Lane Director

*
Sandra O. Moose Director

*
Joseph Neubauer Director

Donald T. Nicolaisen Director

*
Thomas H. O’Brien Director

*
Hugh B. Price Director

*
Walter V. Shipley Director

*
John R. Stafford Director

*
Robert D. Storey Director

*
Doreen A. Toben Chief Financial Officer

/s/ Thomas A. Bartlett
Thomas A. Bartlett Senior Vice President and Controller

/s/ Thomas A. Bartlett
Thomas A. Bartlett Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5*	Opinion of William P. Barr, Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of William P. Barr (included in Exhibit 5).

24.1	Powers of Attorney (included on the signature pages).

99.1	MCI, Inc. Deferred Stock Unit Plan (incorporated herein by reference to Exhibit 10.66 to MCI Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 (filed April 29, 2004) (File No. 001-10415)).

*	Previously filed